Exhibit 99.1

Consolidated Graphics

Financial Results–December Quarter - 3Q 2005 Conference Call

Wednesday, February 2, 2005

Financial Dynamics:

Thank you and good morning everyone.  Welcome to the Consolidated Graphics Conference Call.  During the call, management will discuss the Company’s results for the third quarter ended December 31, 2004.  You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.consolidatedgraphics.com and a subsequent archive will be available.  Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in the Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

During the course of this call, management of the Company may reference certain non-GAAP financial performance measures.  Managements’ opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer.  Joe, you may begin.

Joe Davis:

Thank you, and good morning.  With me on the call today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released financial results for the December quarter, including record revenue of $209 million.  Overall internal growth for the quarter was 10%.  Excluding the one-time boost from election related printing, internal growth was 3%.  Operating margins improved to 7.8%, yielding the highest level of operating income in the last thirteen quarters.  Net income for the December quarter was $9.7 million, or $.68 per diluted share.  We are very pleased to report these results which exceed our previous forecast for the quarter as well as our results in the September and year ago quarters.

The primary factor driving this quarter’s results continues to be our ability to leverage our business model to capture unique market opportunities, such as those associated with election related printing, and to capitalize on improving economic and industry conditions to drive top-line growth and improve operating margins.  Let me expand.

Consolidated Graphics is well positioned to take advantage of an improving economic and industry environment.  Our balance sheet, having long been one of the strongest in the industry, continues to gain strength from our strong and consistent cash flows.  During the quarter we paid down $22.3 million, or 22% of our total debt, while also making substantial investments for future growth.  This quarter we invested $8 million in new state-of-the-art technology and equipment, bringing our year-to-date capital expenditures to $19.0 million.  These investments have expanded our customer product offering and range from investment in new sheetfed and digital presses, state of the art prepress technology and specialized finishing capabilities to enhancement of the hardware and software infrastructure of our CGXSolutions suite of Internet-based products.

With a comprehensive service capability throughout 65 locations in 25 states, we remain the logical first choice for large corporations purchasing printing throughout the country and are the preferred vendor for many national accounts.  Our National Sales team continues to capitalize on these opportunities, contributing results this quarter which are 26% above year ago levels.  To assist our National Sales team in winning these opportunities, we have created several marketing brochures that reflect the true power of our scale.  Our comprehensive capabilities brochure, which we released earlier in the year, provides an in-depth presentation on all of our locations and their respective capabilities.  The most recent addition is a great looking brochure outlining our CGXSolutions Internet-based suite of products.  To tie it all together, our new interactive website has all this information available to our customers and sales professionals in a user friendly navigation format.

In conjunction with the development of national accounts, our National Sales team facilitates the development of Cross-selling within our company.  Cross-selling means our individual locations using sister-location capabilities and the internet-based print ordering tools offered by CGXSolutions to grow sales.  In the December quarter, we saw a 42%

percent increase from the year ago period in Cross-selling, while CGXSolutions reported a 6% sequential growth in installed sites.

We continue to see numerous opportunities where our national presence and comprehensive service capabilities provide us with a significant competitive advantage.  We expect to continue reporting positive results on our National Sales and Cross-selling initiatives in the upcoming quarters as customers continue to seek partnerships with organizations having the ability to offer innovative solutions and a premier level of customer service.   Among the many benefits these customers receive are operational and administrative efficiencies to help their bottom-line.  We are unique in our industry in being able to service all of a customer’s printing related needs, all from one organization, utilizing state-of-the-art technology and equipment.

Our strong balance sheet also gives us the ability to execute on an additional growth strategy – acquisitions.  We have a long history of identifying, acquiring and operating highly-regarded, well-managed printing companies and providing them the foundation and support to generate long-term growth in sales and profits.  We are especially excited about our recently announced planned acquisition of the seven Kelmscott companies.  Each of these companies has a strong management team, great customers and a dedicated team of employees.  These seven companies will significantly expand our Midwest and West Coast presence.  Their breadth of capabilities and outstanding reputation for customer service will greatly complement our existing operations.  With this transaction, we will establish a significant presence in two new important markets, Minneapolis and Kansas City, as well as enhancing our market position in Northern and Southern California, Oregon and Washington.  In all of these markets we will be adding an impressive array of sheetfed and web printing, mailing, fulfillment and digital capabilities.

With the continuing improvement in economic and industry conditions, we are evaluating an increasing number of other acquisition opportunities that would complement our national footprint and expand our customer service offerings.  As we’ve said before, we look for well-managed companies, those with a quality customer base and a history of superior customer service.  We would typically expect these acquisitions to be single-location operations, consistent with the highly fragmented profile of the commercial printing industry.  As these potential sellers evaluate the next evolution of their business, they know that Consolidated Graphics offers their company a one-of-a-kind platform to grow their business, creating a win-win situation for them, their employees and their customers.  As the Kelmscott transaction demonstrates, however, acquisitions of larger multi-location operations are a possibility.  We will remain disciplined in our approach regardless of the size of the opportunity.

I can’t reiterate enough that the promising results we’ve seen in our growth strategies – National Sales, Cross-selling and Acquisitions - are a result of the strength of our balance sheet.  This strength allows us to invest in the latest in equipment and technology, implement employee training and development programs including our Leadership Development Program, and capture market opportunities as they develop.  All of these combine to create a compelling differentiation for us in the industry.

Back to the quarter’s performance, the final component driving this quarter’s results was election related printing.  Generally, every other year, and more pronounced in the months of September and October, election related printing is increased due to national, state and local elections.  We print various types of election related material including ballots and election booklets and political persuasion materials.  This quarter’s election related printing proved to be more robust than originally forecast, contributing 7% to this quarter’s internal growth and demonstrating solid evidence of our goal to become the printer of choice in this area.  Our strong sales performance enabled us to gain margin leverage in the quarter, with operating margins of 7.8%, being substantially up from 7.1% in the September quarter and 6.0% a year ago.

Although we will not have the benefit of election related printing, we nevertheless expect the March quarter will reflect continuing steady improvement in year-over-year results consistent with prior quarters and attributable to our efforts to capitalize on improving economic and industry conditions.

Revenues in the March quarter are projected to be $192 million, or up 5% year-over-year (including 2% internal growth), with operating margins increasing from the year-ago levels to 7.0%. At this level, diluted earnings per share is projected to be $.57, a 30% increase over the year ago levels.  Our March quarter guidance does not include the contribution from Kelmscott or any other acquisition.  We are reasonably confident that the Kelmscott transaction is on track to close this quarter but the precise timing is difficult to pinpoint.

I will now turn the call over to Chris Colville who will provide you with additional quarterly financial information.

Chris Colville:

Thank you, Joe, and good morning.  As Joe has previously discussed the income statement highlights, I will primarily review balance sheet and cash flow highlights and projections.

We continue to grow ever-stronger financially.  Total debt at December 31, 2004 was $79.3 million, down $22.3 million, or 22% from the September quarter.  Over the last twelve months, we have reduced our total debt by $45.8 million, or 37%.

Our debt at December 31 consisted of $35.8 million of floating rate bank debt bearing interest currently at 4.2%, fixed rate term equipment notes totaling $25.7 million bearing interest at 5.2%, and $17.8 million of mortgages, industrial revenue bonds and other instruments bearing interest in the aggregate at 4.1%.  Unused capacity on our primary bank revolving credit facility is $114.5 million, and our pricing on that facility remains at 125 basis points over LIBOR.

Included in these figures is the retirement of an additional $12.5 million of term equipment notes with borrowings under our primary credit facility, continuing the September quarter strategy of utilizing substantial capacity under our primary bank credit facility to reduce our overall borrowing costs.  No financial penalties were incurred as a result of these refinancings.

Included in our quarterly filing with the Securities and Exchange Commission this morning were reconciliations and the basis for our discussion of certain non-GAAP financial measures, including EBITDA and Free Cash Flow.  Please refer to this filing for additional information.

EBITDA in the December quarter was $28.5 million, up $4.5 million or 19% from the September quarter and up $8.3 million or 41% from the prior year.  Trailing twelve month EBITDA now stands at $94.8 million.

Cash flow from operations in the September quarter was $21.9 million and after subtracting the $8.0 million of capital expenditures mentioned earlier by Joe, free cash flow was $13.9 million for the quarter and totals $50.6 million for the trailing twelve months.  This level of free cash flow is consistent with our prior quarter’s guidance, adjusted for the higher than projected earnings and capex in the quarter.

For the upcoming March quarter, based on a diluted earnings per share target of $.57, EBITDA is projected to grow by $3 million over the year ago level to approximately $23 million.  Our full year capital expenditures are still expected to be about $25 million, meaning fourth quarter capex will be $6.0 million.  Taking into account expected working capital fluctuations, including the impact of payroll cycles as we discussed in previous quarters, we expect Free Cash Flow in the quarter to be at least $12 million.

And as Joe mentioned earlier, these projections exclude any contributions from acquisitions that may be completed during the quarter.

I would now like to turn the call back over to Joe to open the call for questions.

Joe Davis:

Thank you, Chris.  Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you operator.  As I stated earlier, we are very pleased with the December quarter results.  We are optimistic that our business model can leverage continued improvement in economic and industry conditions into future growth in sales and profits.  The acquisition environment is improving and Consolidated Graphics is very strong, both financially and operationally.  We understand our business and are excited about what the future has in store.  We appreciate the continued support of our customers, employees and shareholders.